Exhibit 10.5
March 26, 2007
Mr. Dennis Replogle
2542 Royal Palm Way
Weston, FL 33327
RE: President & Chief Executive Officer
Dear Dennis:
I am very pleased to offer you the regular full-time position of President & Chief Executive Officer of Broadspire, a Crawford Company (the “Company) * reporting directly to me, President & Chief Executive Officer of Crawford & Company. The following will outline the specifics of the position:
•	Effective Date: January 22, 2007

•	Base Salary: $400,000 per year ($15,384.61 per pay period)

•	Incentive Plan: Target bonus of 50% of annual salary. (See attached Executive Incentive compensation Plan)

•	Vacation: 4 Weeks per year

•	Benefits: Those extended to full-time employees

•	SERP: Participation in Crawford & Company Supplemental Retirement Plan*

•	Perquisites: Those extended to a Senior Vice President of Crawford & Company, including company automobile (See Attachment)

•	Restricted Stock: 10,000 Shares with accelerated vesting at 100% on December 31, 2008, issued under and subject to the terms and conditions of the Crawford & Company Executive Stock Bonus Plan*

•	Severance: In the event your employment with Crawford should be terminated for reasons other than “cause”, or in the event of a “change-in-control” of the company, both as solely defined by the Chief Executive Officer, and in exchange for a signed release agreement provided by the Company, you will be paid a lump sum amount as severance compensation equal to one year of your then current base salary, subject to all appropriate taxes, payable as soon as is practicable following the termination of employment or change in controls.
*	Note: Indicates items subject to approval of the Company’s Board of Directors
These terms supersede all previous agreements, letters of employment, or incentive com- pensation arrangements between you and the Company or any subsidiary or affiliate of the Company.
Your employment with the Company is at-will, which means that either you or the Company may terminate your employment at any time, with or without cause. Your job duties, title,

Dennis Replogle
compensation and benefits as well as the Company’s policies and procedures may change from time to time during your employment with the Company, except that the at-will nature of your employment may only be changed in a written document signed by you and the Chief Executive Officer of the Company.
I look forward to your leadership and success in fulfilling this most important role for the Company. I request that you confirm these terms and conditions with your signature.
Sincerely,
/s/ Thomas W. Crawford
Thomas W. Crawford
President & CEO
I have reviewed and accept the terms and conditions as offered.

/s/ Dennis Replogle	April 3, 2007

Dennis Replogle	Date

2007 Executive Incentive Compensation Plan (EICP)
(Chief Executive Officer)
Eligibility
Employee must meet the following criteria to be eligible for the Plan:
•	Employee must be approved prior to the start of the plan year or at time of hire into an incentive eligible position.
•	Be in the EICP eligible position until the end of the plan year and a Full Time Active team member on payroll at time of Performance Incentive Plan payment date, which generally takes place in March following the plan year.
•	Employees who are on Probationary “P” status or on a performance improvement plan on the date the Performance Incentive Plan payment is made are ineligible for such payment.
Basis for Incentive Awards
•	Bonus target payment is tied to the achievement of company goal according to the following table:

Level	Operating Earnings
CEO	100%

•	None of the target bonus will be guaranteed for 2007.
•	Minimum corporate threshold targets for Operating Earnings must be met in order to fund a payout for department objectives. Target Operating Earnings Goals must be achieved before departmental objectives are measured and rewarded. The Company performance payout 80% (Operating Earnings) will be used to fund the overall objectives pool. In no case will the aggregate company-wide funding for department/team goal payout exceed the company performance payout funding 80%. The table below provides the Operating Earnings and the funding/Payout schedule at each level of achievement.
CEO EXECUTIVE COMPENSATION PLAN
2007

Operating Earnings	% of Plan	Target Bonus % of Annual Salary
2.18	80%	40%	$160
2.45	90%	45%	$180
2.73	100%	50%	$200
3.41	125%	62.5%	$250
4.09	150%	75%	$300
4.77	175%	87.5%	$350
5.46	200%	100%	$400

2007 Executive Incentive Compensation Plan (EICP)
PROPRIETARY AND CONFIDENTIAL

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Performance Incentive Plan Opportunities
•	A range of Plan opportunities is established for each incentive eligible position. The “EICP Target” is stated as a fixed dollar amount. The target amount is determined by multiplying the participant’s annualized salary (at the time of eligibility) times the EICP percentage participation level.
•	“Salary” is the annualized base rate of pay at the time of eligibility in the Plan and does not include other income such as bonus, commissions, disability benefits, etc.
Performance Incentive Plan Payments
•	Minimum threshold target must be achieved for the combined department objectives before departmental objectives are measured and rewarded.
•	No payout will be made to a participant unless the minimum threshold Department performance has been met AND minimum threshold Company performance has been met.
•	EICP payout will be paid to eligible Plan participants in a lump sum cash payment via the Company’s regular payroll targeted for the first regular payroll in March.
•	All EICP payments are subject to applicable federal, state, local, and FICA withholdings and taxes.
•	All EICP payments are subject to 401K treatments and are not included in the computation of benefits such as sickness, accident, disability (short and long term), life insurance, etc.
•	If a participant dies on or after December 31, but prior to the EICP payment, their beneficiary is eligible for a payout from the Plan based on actual Company and Department Performance. However, if the participant dies before the end of the calendar year, then their beneficiary would be eligible for a prorated payout. The payout will be made to the beneficiary Broadspire has on file. Payouts will be made as a lump sum cash payment via the Company’s regular payroll targeted for the first regular payroll in March.
•	Within two weeks of a participant’s position or assignment change into an EICP eligible position, the supervisor of that team member must define/change the objective(s) or weighting to reflect the new responsibilities and submit an “EICP change” form to Total Rewards. Team members promoted into new roles will not automatically have their EICP bonus target % changed by Human Resources. All nominations and changes must be submitted to Human Resources using the “New nomination” or “EICP change” forms. The forms must contain all required signatures before being considered.
Plan Administration
•	The Crawford & Company President and CEO, and Human Resources administers the Plan and has full discretion to interpret, amend or modify the plan at their sole discretion including the modification of individual payouts.
2007 Executive Incentive Compensation Plan (EICP)
PROPRIETARY AND CONFIDENTIAL

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